Exhibit 10.126

Execution Copy

LEASE AGREEMENT

by and between

iSTAR EL SEGUNDO LLC

a Delaware limited liability company

as LANDLORD

and

EQUINIX OPERATING CO., INC.,

a Delaware corporation,

as TENANT

Premises: Maple Data Center

1920 East Maple Avenue

El Segundo, California 90245

Dated as of December 21, 2005

TABLE OF CONTENTS

		Page
1.	DEMISE OF PREMISES	1

2.	CERTAIN DEFINITIONS	1

3.	TITLE AND CONDITION	7

4.	USE OF LEASED PREMISES; QUIET ENJOYMENT	8

5.	TERM	9

6.	BASIC RENT	10

7.	ADDITIONAL RENT	10

8.	PAYMENT OF IMPOSITIONS	12

9.	COMPLIANCE WITH LAWS AND EASEMENT AGREEMENTS; ENVIRONMENTAL MATTERS	13

10.	LIENS; RECORDING	15

11.	MAINTENANCE AND REPAIR	15

12.	ALTERATIONS AND IMPROVEMENTS	16

13.	APPROVED ALTERATIONS	18

14.	INDEMNIFICATION	19

15.	INSURANCE	20

16.	CASUALTY AND CONDEMNATION	23

17.	TERMINATION EVENTS	25

18.	RESTORATION	25

19.	ASSIGNMENT AND SUBLETTING	26

20.	EVENTS OF DEFAULT	28

21.	REMEDIES AND DAMAGES UPON DEFAULT	29

22.	NOTICES	32

23.	ESTOPPEL CERTIFICATE	32

24.	SURRENDER	32

25.	NO MERGER OF TITLE	33

26.	BOOKS AND RECORDS	33

27.	NON-RECOURSE AS TO LANDLORD	33

28.	FINANCING	334

29.	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT	35

30.	TAX TREATMENT; REPORTING	36

31.	SECURITY DEPOSIT	36

32.	MISCELLANEOUS	37

33.	PUBLICITY	39

EXHIBITS

EXHIBIT A	Premises

EXHIBIT B	Equipment

EXHIBIT C	Schedule of Permitted Encumbrances

EXHIBIT D	Initial Alterations

EXHIBIT E	Landlord’s Wiring Instructions

EXHIBIT F	Form of Guaranty

Schedule 1	Basic Rent and Option Rent Calculations

-i-

Execution Copy

LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of December 21, 2005, by and between iSTAR EL SEGUNDO LLC, a Delaware limited liability company (“Landlord”), with an address at c/o iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, and EQUINIX OPERATING CO., INC., a Delaware corporation (“Tenant”), with an address at c/o Equinix, Inc., 301 Velocity Way, 5th Floor, Foster City, California 94404.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter collectively referred to as the “Leased Premises”): (a) the premises described in Exhibit “A” hereto, together with the Appurtenances (collectively, the “Land”); (b) the buildings, structures and other improvements now or hereafter located on the Land, including, without limitation, the roof of the buildings located on the Land (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Equipment”).

2. Certain Definitions.

“Adjustment Date” shall mean the Adjustment Date as defined in Schedule 1.

“Additional Rent” shall mean Additional Rent as defined in Section 7(a).

“Affiliated Party” shall mean Affiliated Party as defined in Section 19(a).

“Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary. Notwithstanding the foregoing, Alterations shall not include the addition, reconfiguration or removal of internal cabling, server cages or other equipment installed in the Premises primarily for the service of Tenant’s Customers.

“Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

“Basic Rent” shall mean Basic Rent as defined in Section 6.

“Basic Rent Payment Date” shall mean the Basic Rent Payment Dates as defined in Section 6.

“Broker” shall mean Broker as defined in Section 32(a).

“Cash Security Deposit” shall mean Cash Security Deposit as defined in Section 31(a).

“Casualty” shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises resulting from a fire or other casualty affecting the Leased Premises.

“Code” shall mean Code as defined in Section 30.

“Commencement Date” shall mean Commencement Date as defined in Section 5(a).

“Condemnation” shall mean a Taking.

“Condemnation Notice” shall mean notice of the institution of any proceeding for Condemnation.

“Costs” of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including, without limitation, attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require, subject to any limitations hereinafter set forth.

“Customer” shall mean a Person that has entered into an agreement with Tenant, or an affiliate of Tenant, for the provision of telecommunication, collocation or any similar or successor services from the Leased Premises.

“Default Rate” shall mean the Default Rate as defined in Section 6(c).

“Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

“EBITDA” shall mean as of any applicable date for Guarantor, and all of its subsidiaries, prepared in accordance with GAAP (such entities are collectively herein called the “Subject Entity”), the net income (or loss) calculated for the trailing 12-month period prior to the applicable test date of such Subject Entity excluding the income (or loss) of any Subject Entity to the date it became part of the Subject Entity, which aggregate amount is then increased for the Subject Entity by the sum of Subject Entity’s:

(i) interest expenses, plus

(ii) income and franchise taxes included in the determination of such net income, plus

(iii) depreciation, plus

(iv) amortization, plus

(v) accretion, plus

(vi) non-recurring, non-cash restructuring charges, plus

(vii) foreign exchange losses, plus

(viii) stock based compensation expenses,

during such periods, to the extent such items were deducted in calculating the net income under GAAP.”

“Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

“Environmental Violation” shall mean any violation of any Environmental Law.

“Equipment” shall mean the Equipment as defined in Section 1.

“Event of Default” shall mean an Event of Default as defined in Section 20(a).

“Expenses” shall mean the Expenses as defined in Section 7(a).

“Expiration Date” shall mean the Expiration Date as defined in Section 5(a).

“Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“GAAP” shall mean GAAP as defined in Section 26(a).

“Guarantor” shall mean Equinix, Inc., a Delaware corporation, or a successor to Guarantor by acquisition or merger, or by a consolidation or reorganization pursuant to which Guarantor ceases to exist as a legal entity.

“Good Condition and Repair” shall mean Good Condition and Repair as defined in Section 7(a).

“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

“Impositions” shall mean the Impositions as defined in Section 8.

“Improvements” shall mean the Improvements as defined in Section 1.

“Indemnitee” shall mean an Indemnitee as defined in Section 14.

“Initial Alterations” shall mean the Initial Alterations as defined in Section 12(a).

“Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.

“Land” shall mean the Land as defined in Section 1.

“Landlord Transfer” shall mean a Landlord Transfer as defined in Section 8.

“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease” shall mean this Lease Agreement.

“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Leased Premises” shall mean the Leased Premises as defined in Section 1.

“Legal Requirements” shall mean the requirements of all present and future Laws (including, but not limited to, Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

“Letter of Credit” shall mean Letter of Credit as defined in Section 31(a).

“Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

“Net Award” shall mean (a) the entire award payable by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord), (iv), (v) (vi), (vii) or (viii) of Section 15(a), as the case may be, less any expenses incurred by Landlord in collecting such award or proceeds.

“Non-Preapproved Assignee” shall mean Non-Preapproved Assignee as defined in Section 19(b).

“Non-Preapproved Assignment” shall mean Non-Preapproved Assignment as defined in Section 19(b).

“Original Amount” shall mean Original Amount as defined in Section 31(a).

“Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.

“Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

“Person” shall mean an individual, partnership, association, limited liability company, corporation or other entity.

“Preapproved Assignee” shall mean Preapproved Assignee as defined in Section 19(a).

“Preapproved Assignment” shall mean Preapproved Assignment as defined in Section 19(a).

“Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Renewal Date” shall mean Renewal Date as defined in Section 5(b).

“Renewal Notice” shall mean Renewal Notice as defined in Section 5(b).

“Renewal Term” shall mean Renewal Term as defined in Section 5(b).

“Rent” shall mean, collectively, Basic Rent and Additional Rent.

“Requesting Party” shall mean Requesting Party as defined in Section 23.

“Required Replacements” shall mean the Required Replacements as defined in Section 7(a).

“Responding Party” shall mean Responding Party as defined in Section 23.

“Restoration Fund” shall mean Restoration Fund as defined in Section 18(a).

“Review Criteria” shall mean Review Criteria as defined in Section 19(b).

“Security Deposit” shall mean Security Deposit as defined in Section 31(a).

“SNDA” shall mean SNDA as defined in Section 29.

“State” shall mean the state in which the Leased Premises are located.

“Sublease” shall mean Sublease as defined in Section 19(c).

“Successor Landlord” shall mean Successor Landlord as defined in Section 29(c).

“Successor Party” shall mean Successor Party as defined in Section 19(a).

“Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Taking” shall mean (a) any taking or damaging of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the earlier of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

“Tenant’s Plans” shall mean Tenant’s Plans as defined in Section 12(d).

“Term” shall mean the Term as defined in Section 5.

“Termination Date” shall mean the Termination Date as defined in Section 17.

“Termination Event” shall mean a Termination Event as defined in Section 17.

“Termination Notice” shall mean Termination Notice as defined in Section 17(a).

“Third Party Purchaser” shall mean the Third Party Purchaser as defined in Section 19(g).

“Warranties” shall mean the Warranties as defined in Section 3(c).

“Work” shall mean the Work as defined in Section 12(c).

3. Title and Condition.

(a) The Leased Premises are demised and let subject to (i) the Permitted Encumbrances, (ii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iii) all Legal Requirements, including any existing violation of any thereof, and (iv) the condition of the Leased Premises in all respects as of the commencement of the Term, without representation or warranty by Landlord.

(b) Tenant acknowledges that the Leased Premises are in acceptable condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES “AS IS WITH ALL FAULTS”. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTERS CONCERNING THE LEASED PREMISES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF

ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT.

(c) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, on a non-exclusive basis, all assignable warranties, guaranties, indemnities and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties (i) to the extent of Landlord’s obligations hereunder, and (ii) upon the occurrence of an Event of Default. Tenant in its reasonable discretion, may enforce and shall comply with the terms of all Warranties in accordance with their respective terms, provided that if Tenant does not enforce any Warranty, Landlord shall have the right to do so. Tenant shall not take any actions which would cause any of the Warranties to lapse.

4. Use of Leased Premises; Quiet Enjoyment.

(a) Tenant may occupy and use the Leased Premises as a data center, any facility that as a result of technological changes is a substantially equivalent, or a technological successor, to a data center, so long as such change does not have any material negative impact on the value of the Leased Premises, or, for any other purpose previously approved by Landlord in writing and in a manner consistent with applicable Laws, Legal Requirements and the Permitted Encumbrances. In approving any alternative uses, Landlord shall act reasonably taking into account technological changes and changes in the telecommunications industry. Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would or is likely to (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any warranty, guaranty or indemnity, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof.

(c) Landlord acknowledges that Tenant will operate the Leased Premises as a highly secure facility which has very limited access. As a result thereof, Landlord shall not under any circumstances enter the Leased Premises without being accompanied by a representative of Tenant and after, at least, 48 hours prior written notice. Subject to the foregoing requirement, Landlord shall be entitled to enter the Premises at the following times and for the following purposes: (i) as required to perform Landlord’s obligations under this Lease and to inspect the Premises to confirm that Tenant is in compliance with its obligations under the Lease, provided, however, that such inspection shall only occur once a quarter (unless an Event of Default exists in which case Landlord may enter the Leased Premises as often as Landlord deems necessary in its sole discretion, subject to the notice requirements set forth above), and (ii) showing the Leased Premises to prospective purchasers or lenders, or, during the last 180 days of the Term, to prospective tenants. Notwithstanding anything to the contrary but subject to the notice requirements set forth above in this Section 4.(c), Landlord shall have access to the Leased Premises at ay time in order to enforce its self-help rights or any of its other remedies under this Lease. In exercising such entry rights, Landlord will endeavor to minimize, to the extent reasonably practicable, the interference with Tenant’s business.

5. Term.

(a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on December 21, 2005 (the “Commencement Date”) and ending on the last day of the two hundred fortieth (240th) calendar month next following the date hereof (the “Expiration Date”).

(b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, Tenant shall have the right to extend the Term of this Lease so long as no Event of Default exists at the time of any such request or on the applicable Renewal Date, for three (3) consecutive additional periods of five (5) years each (each such extension, a “Renewal Term”) as of the Expiration Date and on the fifth (5th) and tenth (10th) anniversary of the Expiration Date (the Expiration Date and each such fifth (5th) and tenth (10th) anniversary thereafter occurring being a “Renewal Date”) upon notice by Tenant to Landlord in writing (a “Renewal Notice”) no more than thirty-six (36) months and no less than twelve (12) months prior to the applicable Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

(c) Basic Rent for any Renewal Term shall be calculated as set forth in Schedule 1.

(d) If Tenant fails to exercise its option pursuant to Section 5(b) to have the Term extended, or if an Event of Default occurs and so long as such Event of Default shall continue, then Landlord shall have the right during the remainder of the Term then in effect, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises one (1) sign reasonably acceptable to Tenant indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents subject to the requirements of Section 4(c).

6. Basic Rent.

(a) Commencing on the Commencement Date, Tenant shall pay to Landlord, in lawful money of the United States, without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as otherwise specifically set forth herein, for each calendar month of the Term, monthly rent in the amount set forth in the monthly rent schedule set forth in Schedule 1 (“Basic Rent”), in advance, on the first day of the Term and then on the first day of each calendar month (each such day being a “Basic Rent Payment Date”); without abatement, deduction, claim, offset, prior notice or demand. If the first day of the Term is not the first day of a calendar month, then the amount of the Basic Rent due and payable shall be prorated. Each such rental payment shall be made, at Landlord’s sole discretion, to Landlord by wire transfer in Federal Funds in accordance with the wiring instructions set forth on Exhibit “E” attached hereto and made a part hereof and/or to such one or more other Persons, at such addresses as Landlord may direct by fifteen (15) days’ prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), on or before the applicable Basic Rent Payment Date.

(b) In the event that any installment of Basic Rent is not paid within five (5) business days of the date due, Tenant shall pay to Landlord, in addition to the Basic Rent, an amount equal to three percent (3%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s delinquency; provided that Tenant shall not be obligated to pay such amount the first time in each Lease Year that Tenant is late in paying the Basic Rent, provided that Tenant actually pays such Basic Rent within five (5) business days of written notice from Landlord.

(c) Interest at the rate (the “Default Rate”) of four percent (4%) over the Prime Rate per annum shall be due and payable on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof provided, however, that with the first late payment of all or any installment of Basic Rent in any Lease Year, the Default Rate shall not be due and payable unless the Basic Rent has not been paid within five (5) business days following written notice from Landlord that such installment is past due, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

7. Additional Rent.

(a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”) (i) all expenses incurred in the use, operation and maintenance of the Leased Premises, including, without limitation, the following: electricity, gas, water, sewer, storm water, fuel and other reasonable utility charges, (ii) premiums and other charges for insurance (including, but not limited to, property insurance, rent loss insurance and liability insurance); and (iii) all costs incurred in connection with service and maintenance contracts; (iv) all costs required to keep the Leased Premises and Equipment in Good Condition and Repair, as defined below, and (v) all Impositions in accordance with Section 8 below. All of the foregoing items described in the preceding clauses (i)-(v) are referred to herein as “Expenses.” Except as otherwise agreed to by Landlord and Tenant, all of such Expenses shall be paid directly by

Tenant and Tenant shall, upon the written request of Landlord, provide Landlord with reasonable evidence of such payment. As used herein the phrase “Good Condition and Repair” shall mean that the Leased Premises are in the condition that one would expect the Leased Premises to be in, if throughout the Term Tenant (y) uses and maintains the Leased Premises and Equipment in a commercially reasonable manner and in an accordance with the requirements of this Lease and (z) makes all Required Replacements. “Required Replacements” are the replacements to nonfunctioning equipment, fixtures, and improvements that a commercially reasonable owner-user would make. Good Condition and Repair shall not require the replacement of functioning but obsolete Equipment or Improvements. Notwithstanding the foregoing, Tenant shall not be obligated to pay any portion of the following items:

(i) Sums paid to subsidiaries or other affiliates of Landlord for services on or to Leased Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

(ii) Advertising and promotional expenditures.

(iii) Landlord’s charitable and political contributions.

(iv) Any expenses for which Landlord has received actual reimbursement .

(v) Wages, salaries, benefits or other similar compensation paid to employees of Landlord or Landlord’s agents.

(vi) Penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any Law relating to the Leased Premises.

(vii) Landlord’s general corporate office overhead and administrative expenses (which shall not be deemed to include a management fee).

(viii) The cost of abatement or removal of any Hazardous Substances, except for the costs of any such actions taken by Landlord to comply with any Laws in connection with the ordinary operation and maintenance of the Leased Premises or any costs for which Tenant is responsible under Sections 9 and 14.

(ix) All direct and indirect costs of refinancing, selling, exchanging or otherwise transferring ownership of the Leased Premises or any interest therein or portion thereof, including broker commissions, attorneys’ fees and closing costs.

(x) Reserves for bad debts, rent loss, capital items or future expenses.

(xi) Third party claims paid by Landlord for personal injury or property damage, including costs of Landlord’s defense thereof, except that the foregoing shall not relieve Tenant of responsibility for claims (and the defense costs thereof) for which Tenant is responsible pursuant to Section 14 or any other provision of this Lease.

(b) Tenant shall pay and discharge any Additional Rent referred to in Section 7(a) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s demand for payment thereof. Any demand by Landlord for the payment of Additional Rent shall be accompanied by reasonably supporting material explaining the Additional Rent amount.

8. Payment of Impositions. Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to the Leased Premises and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (a) Tenant, (b) Tenant’s possessory interest in the Leased Premises, (c) the Leased Premises, or (d) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of the Leased Premises, any activity conducted on the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (i) income, excess profits or other taxes of Landlord which are determined on the basis of Landlord’s net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (ii) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (iii) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (A) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (B) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (C) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor. Notwithstanding the foregoing, Tenant shall, during the first three (3) years of the Term, not be obligated to pay any increase in the real property taxes or assessments applicable to the Leased Premises that results from an increase in the assessed value of the Leased Premises in excess of $37,700,000 (the “Base Amount”) due to the sale, hypothecation, encumbrance or other transfer of the Leased Premises or any interest therein, or any interest in the Landlord at whatever level (a “Landlord Transfer”). The protection provided in the preceding sentence shall expire at the end of such three (3) year period and Tenant shall then be obligated to pay any increases in such real property taxes or assessments applicable to the Leased Premises, except as provided in the following sentence. Further to the preceding sentence, Tenant shall, during the succeeding three (3) years of the Term, not be obligated to pay more than one-half (1/2) of any increase in the real property taxes or assessments applicable to the Leased Premises that results from an increase in the assessed value of the Leased Premises in excess of the Base Amount of a Landlord Transfer during the first three (3) year period or the second three (3) year period referenced above. The protection provided in the preceding sentence shall expire at the end of six (6) years from the Commencement Date and Tenant shall then be obligated to pay on a going forward basis any increases in such real property taxes or assessments applicable to the Leased Premises from and after such date, including such as may have been triggered by any Landlord Transfers during the first six (6) years of the Term.

9. Compliance with Laws and Easement Agreements; Environmental Matters; Underground Storage Tanks.

(a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any subtenant, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation in a manner which is commercially reasonable and sufficient to remediate or correct such Environmental Violation to levels consistent with non-residential use of the Leased Premises and in accordance and compliance with all applicable Legal Requirements. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and no other Person shall have the right to rely on any such reports.

(b) Tenant, at its sole cost and expense, will at all times promptly abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, after the expiration of a reasonable period of time of not less than thirty (30) days provided by Landlord to Tenant in writing to cure such Environmental Violation, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation.

(d) Tenant shall promptly notify Landlord after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Section 9 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(e) Landlord acknowledges that there presently exists on the Leased Premises generators and other redundant power generation equipment, including fuel storage tanks, specialized HVAC and fire suppression systems, which may contain Hazardous Substances. During the Term Tenant may, in accordance with the provisions of this Lease, install up to two additional fuel storage tanks of similar size to the existing storage tanks, replace the existing fuel storage tanks, install or replace any battery back-up systems, install or replace the HVAC or fire suppression systems, so long as all of such work is done in accordance with the requirements of this Lease and all Hazardous Substances involved in any of such systems or equipment are handled, used, stored, maintained and disposed of in accordance with applicable Laws, including, without limitation, Environmental Laws. The installation of additional fuel storage tanks (but not the replacement of any existing fuel tanks) shall be subject to (i) Landlord’s prior written approval with respect to the location of such additional fuel storage tank(s); and (ii) Landlord’s right to require removal of any additional fuel storage tank(s) at the end of the Term.

(f) If required by Landlord, at least ninety (90) days prior to the (i) end of the Term or (ii) termination of the Lease, Tenant shall remove any additional fuel storage tanks installed upon the Leased Premises pursuant to Section 9(e) above in accordance with all then applicable Legal Requirements, approvals, regulations and ordinance applicable thereto and Tenant shall cause such area of the Leased Premises to be fully restored with appropriate closure letters from the applicable governmental authorities (the “Storage Tank Removal”). The Storage Tank Removal obligation shall not apply to storage tanks located on the Leased Premises as of the date hereof. Tenant agrees that in no manner, expressed or implied, shall Landlord have any responsibility for any and all storage tanks located now or in the future on the Leased Premises (the “Storage Tanks”), including the maintenance, operation, and as applicable, the Storage Tank Removal. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from any and all claims and damages in any way relating to the construction, maintenance, operation of any Storage Tanks on the Leased Premises and if applicable, the Storage Tank Removal, including claims and damages from subsurface and groundwater conditions relating to any of the construction, maintenance, operation and, if applicable, the Storage Tank Removal. Such indemnity shall survive the termination or expiration of the Lease.

(g) At all times, Tenant shall cause the Storage Tanks, at Tenant’s sole cost and expense, to be maintained and operated in accordance with all applicable Laws and all Legal Requirements, but not limited to, making any changes thereto as may be required from time to time by such applicable Laws, Legal Requirements, ordinances or other requirements. Tenant shall maintain complete and accurate records of all maintenance and all testing of the Storage Tanks, and each portion thereof, and make such records available upon ten (10) days’ prior written notice to Landlord. Additionally, Tenant shall furnish Landlord with copies of all certification and inspection reports obtained by Tenant for any purpose in connection with the Storage Tanks, including but not limited to as required for insurance purposes, within thirty (30) days of Tenant’s receipt of such certification and inspection reports.

(h) Prior to the end of the Term (but not more than sixty (60) days prior thereto), Tenant shall furnish Landlord with an environmental report (which report shall be customary at the time it is furnished) reasonably acceptable to Landlord which report must indicate that the Storage Tanks are not leaking, or, if any leakage is detected, that areas in which the Storage Tanks are located are not contaminated above reportable levels by any leakage from the Storage Tanks and to the extent such report reveals that there are any Hazardous Substance in such areas, Tenant shall be solely responsible, at Tenant’s sold cost and expense, for removing and remediating such areas in accordance with applicable Legal Requirements and in a manner reasonably acceptable to Landlord (including repairing any damage to the Leased Premises in connection .

(i) All costs and expenses incurred by Landlord relating to the review, approval, monitoring or implementation and monitoring of the Storage Tanks shall be paid for by Tenant promptly upon demand, and in any event within ten (10) Business Days of written demand therefor.

10. Liens; Recording.

(a) Subject to the provisions of Section 9(b) hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly after notice thereof discharge or remove, any lien, levy or encumbrance on the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b) Tenant shall execute, deliver and record, file or register all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

11. Maintenance and Repair.

(a) Tenant shall at all times maintain the Leased Premises and the Equipment in Good Condition and Repair and in compliance with all Legal Requirements. Tenant shall take every action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Section 11(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises. Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or, to require Landlord to make Alterations, including California Civil Code Sections 1941 and 1942. Any Alteration made by Tenant pursuant to this Section 11 shall be made in conformity with the provisions of Section 12.

(b) If any Improvement hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such reasonable action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations. Tenant acknowledges and agrees that Landlord shall have no obligation to correct any of the foregoing conditions to the extent that any one or more of them exist prior to the Commencement Date and that Tenant shall continue to be bound by the terms of this Lease regardless of the existence of any such pre-existing conditions.

(c) Landlord and Tenant acknowledge that it is Tenant’s responsibility to keep the Leased Premises in Good Condition and Repair and in compliance with all Legal Requirements. Landlord shall not perform any repairs, modifications or improvements to the Leased Premises, unless (i) Tenant has failed to take the necessary actions to maintain the Leased Premises in Good Condition and Repair, after fifteen (15) days advance written notice from Landlord, or (ii) in Landlord’s reasonable judgment such actions are required on an emergency basis to protect life or property and Tenant is not responding to such emergency; provided, however, that under no circumstances shall Landlord be obligated to perform any repairs, modifications or improvements to the Leased Premises or keep the Leased Premises in Good Condition and Repair.

12. Alterations and Improvements.

(a) Landlord has reviewed and approved the initial alterations contemplated by Tenant as described on Exhibit “D” (the “Initial Alterations”), and acknowledges that such Initial Alterations shall not require further approval by Landlord but that Tenant shall deliver to Landlord the as-built drawings in CAD and hard copy and copies of any permits for such Initial Alterations upon completion thereof, as required below. Tenant shall not remove any portion of the Initial Alterations at the end of the Term and such Initial Alternations shall become a part of the Leased Premises and Landlord’s property. Tenant shall be required to complete the Initial Alterations on or before the second (2nd) anniversary of the Commencement Date, subject to reasonable extensions for force majeure delays, and in accordance with this Section 12.

(b) Tenant shall have the right, without having obtained the prior written consent of Landlord and provided that no Event of Default then exists, (i) to make any improvements, alterations or modifications to the Premises the cost of which is less than two hundred and fifty thousand dollars ($150,000) (so long as such improvements do not devalue the Leased Premises or increase Landlord’s obligations or liability during or after the Term in any way), (ii) to make non-structural Alterations which are reasonably required or desirable for the operation of Tenant’s business in the Leased Premises and which are not visible from the exterior of the Leased Premises, or (iii) to install or replace Equipment in the Improvements or accessions to the Equipment. If Tenant desires to make Alterations to the Leased Premises which are not covered by clauses (i), (ii) or (iii) above, the prior written approval of Landlord shall be required which shall not be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned. Landlord and Tenant acknowledge that Tenant is in the business of providing telecommunications and collocation services to its customers. Over the Term of this Lease it is likely that, due to technological innovations, the nature of these services and/or the equipment or facilities required to perform these services in an optimal manner may change. Landlord acknowledges that any Alterations required to accommodate such changes in Tenant’s business shall be deemed reasonable so long as they do not impair the value of the Leased Premises. An Alteration will not be deemed to impair the value of the Leased Premises, if the Alteration can be removed at the end of the Term, and the Leased Premises can be reasonably restored to their condition prior to such Alteration.

(c) If Tenant makes any Alterations pursuant to this Section 12 or as required by Sections 11 or 16 (such Alterations and actions being hereinafter collectively referred to as “Work”), then prior to commencing any Work, Tenant shall (i) submit to Landlord, for Landlord’s written approval, where required, detailed plans and specifications therefor in form satisfactory to Landlord, (ii) if such Alterations require a filing with any Governmental Authority or require the consent of such authority, then such plans and specifications shall (A) be prepared and certified by a registered architect or licensed engineer, and (B) comply with all Laws to the extent necessary for such governmental filing or consent, (iii) at its expense, obtain all required permits, approvals and certificates, (iv) furnish to Landlord duplicate original policies or certificates of insurance evidencing worker’s compensation coverage (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations) and comprehensive public liability (including property damage coverage) insurance, comprehensive form automobile liability insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may require, naming Landlord and its employees and agents as additional insureds. All Alterations shall be performed by Tenant at Tenant’s sole cost and expense (A) in a good and workmanlike manner using materials of first class quality, (B) in compliance with all Laws, and (C) in accordance with the plans and specifications previously approved by Landlord. Tenant shall at its cost and expense obtain all approvals, consents and permits from every Governmental Authority having or claiming jurisdiction prior to, during and upon completion of such Alterations. If any such Work involves the replacement of existing Equipment or parts thereto, and except in instances where such Equipment is obsolete, all replacement Equipment or parts shall have a functional value and useful life equal to the lesser of (A) the functional value and useful life on the date hereof of the Equipment being replaced or (B) the functional value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease). Notwithstanding the preceding to the contrary, in the event that Tenant installs any new equipment on the Leased Premises that is not a replacement for existing Equipment, Tenant shall be entitled to remove such equipment at the end of the Term. Tenant shall promptly reimburse Landlord, as Additional Rent and upon demand, for any and all costs and expenses incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications for any such Alteration, not to exceed fifteen hundred dollars ($1500).

(d) Landlord agrees to respond to any written request for approval of all Tenant’s plans and specifications for any Alterations (“Tenant’s Plans”) within ten (10) Business Days after Tenant’s request, provided Tenant’s Plans comply in all material respects with the requirements of this Section 12. In addition, Landlord agrees to respond to any resubmission of Tenant’s Plans within five (5) Business Days after written resubmission. If Landlord either fails to approve or disapprove the Initial Plans on or before the end of the applicable review period set forth herein, Tenant’s Plans or revisions thereto shall be deemed to be approved by Landlord. Tenant may at the time that any Tenant’s Plans are submitted to Landlord also request that Landlord indicate whether or not the Alterations described in such Tenant’s Plans will be required to be removed at the end of the Term or upon the earlier termination of this Lease. In the event that any Alterations or new equipment are in the category that do not require Landlord’s consent for the construction or installation thereof, Tenant may remove such items at the end of the Term, at Tenant’s election, provided that Tenant agrees that Tenant shall not remove the Initial Alterations at the end of the Term.

(e) Upon completion of any Alterations and any work pursuant to this Section 12, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as built” plans and specifications for such Alterations prepared on an Autocad Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept).

(f) Tenant shall, at Tenant’s sole cost and expense, upon the expiration of the Term or earlier termination of this Lease, at the request of Landlord remove all Alterations made during the Term of this Lease and restore the Leased Premises to their condition as of the date hereof, normal wear and tear excepted. Notwithstanding the foregoing Tenant shall not be required to remove the following at the end of the Term or earlier termination of this Lease: (i) Alterations which Landlord has agreed, pursuant to Section 12(c) above, that Tenant shall not be required to remove, (ii) Alterations which are substantially consistent in form or function to the Improvements existing as of the date hereof, and (iii) the Initial Alterations.

13. Approved Alterations. Subject to the provisions of this Lease, Tenant may install, at its sole cost, risk and expense: (i) satellite dishes and communications equipment on the roof of the Improvements and on the Land in an amount and of a type reasonably required for the conduct of Tenant’s business on the Leased Premises, (ii) on the Land or Improvements such additional generators, storage tanks, HVAC equipment, electrical or telecommunications switching equipment or similar equipment of a type reasonably required for the conduct of Tenant’s business on the Leased Premises, and (iii) on the Land and with access to the Improvements, such additional fiber or other communications lines as may be reasonably required for the conduct of Tenant’s business on the Leased Premises. All work done in connection with the items described in clauses (i), (ii) and (iii) above shall be deemed Alterations and shall be subject Sections 12(b)-12(e) above but shall not require any prior consent from the Landlord.

14. Indemnification.

(a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and all other Persons described in Section 29 (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever arising from (i) any matter pertaining to the ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of the Leased Premises and Tenant’s business operations thereon, (ii) any casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance, or (iv) any alleged, threatened or actual Environmental Violation, including, with out limitation, (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity. Notwithstanding the foregoing, the indemnification contained in this Section 14(a) shall not cover any of the foregoing that result from the gross negligence or willful misconduct of Landlord or the breach by Landlord of any provision of this Lease.

(b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate, at no cost to such Indemnitee, and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant, and (ii) Tenant may, except in the event of a conflict of interest or a bona fide dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the reasonable cost of which shall be paid by Tenant in the event of a conflict of interest, a bona fide dispute between Landlord and Tenant or during the continuance of an Event of Default). In the event of a conflict of interest or dispute or during the continuance of an Event of Default or Tenant’s request that Landlord handle its own defense, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant. Notwithstanding the foregoing, Tenant shall not enter into any settlement which would affect Landlord or the Leased Premises without Landlord’s prior written consent which may be withheld in its sole and absolute discretion.

(c) The obligations of Tenant under this Section 14 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to matters that occurred or existed prior to such termination, expiration or rejection.

15. Insurance.

(a) Tenant shall maintain (or, in the case of the insurance described in clause (vi) below, require its contractors, subcontractors, architects and engineers, as applicable, to maintain) the following insurance on or in connection with the Leased Premises:

(i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard “All Risk” or “Special Perils” property policy including, but not limited to, flood (to the extent that the Leased Premises is in a flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $100,000 per occurrence.

(ii) Commercial General Liability Insurance (including, but not limited to, Medical Expense and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $1,000,000 per occurrence and $2,000,000 annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be commercially reasonable and customary for properties of this size, type and location.

(iii) Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or the Leased Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

(iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $4,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $1,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $100,000.

(v) Business Interruption coverage on an “actual loss sustained” basis over the period of indemnity (such coverage shall be available for up to a period of at least twelve (12) months). Such insurance shall name Landlord as loss payee solely with respect to Basic Rent payable to or for the benefit of the Landlord under this Lease.

(vi) During any period in which the Initial Alterations or other Alterations at the Leased Premises that require Landlord’s consent are being undertaken,

builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, workers’ compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

(vii) Earthquake and earth movement insurance (including subsidence), insuring in an amount equal to the probable maximum loss of the Leased Premises (as determined by a seismic study acceptable to Landlord in its sole discretion with a maximum deductible of no greater than ten percent (10%) of the replacement cost of the Leased Premises covered under the policy);

(viii) If not covered by the policy required in Section 15(a)(i) above, insurance coverage for terrorism and terrorist acts, in form and content and with coverages acceptable to Landlord in its sole discretion. Landlord and Tenant acknowledge that Tenant shall not be required to carry the insurance coverage described in Sections 15(a)(vii) and (viii) if such insurance cannot be obtained at commercially reasonable rates and is not customarily carried by institutional owners or tenants of facilities similar to the Leased Premises.

(ix) Umbrella excess liability insurance for not less than $10,000,000 per occurrence, subject to an aggregate cap of not less than $10,000,000.

(x) In connection with the two (2) underground storage tanks presently located on the Leased Premises and any additional fuel underground Storage Tanks installed on the Leased Premises as approved by Landlord in accordance with Section 9 of this Lease, Tenant shall, at all times during the Term of this Lease, at Tenant’s sole cost and expense, obtain and keep in force or reimburse Landlord for the cost of Storage Tank Pollution Liability Insurance in the amount of $1,000,000 per claim and $1,000,000 in the aggregate. For each new Storage Tank installed, the Tenant shall increase the aggregate limit by $500,000.

(xi) Law and Ordinance coverage in form and substance reasonably satisfactory to Landlord.

(xii) Such other insurance (or other terms with respect to any insurance required pursuant to this Section 15, including, without limitation, amounts of coverage, deductibles, form of mortgagee clause) on or in connection with the Leased Premises as Landlord may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

(b) The insurance required by Section 15(a) shall be written by companies which have a Best’s rating of A or above or a comparable claims paying ability assigned by Standard & Poor’s Corporation or equivalent rating agency approved by Landlord and are admitted in, and approved to write insurance policies by, the State Insurance Department for the state in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve, (ii) shall be primary and without right of contribution of any other insurance carried by or on behalf of Landlord (if any), and (iii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Sections 15(a)(i), 15(a)(iv), 15(a)(v), 15(a)(vi) 15(a)(vii), 15(viii), 15(a)(x) and 15(a)(xi) shall name Landlord as Owner and Landlord as loss payee as its interest may appear. The insurance referred to in Sections 15(a)(ii) and 15(a)(ix) shall name Landlord as an additional insured. Any obligation imposed upon the insureds shall be the sole obligation of Tenant and not of any other insured. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall within thirty (30) days prior to the expiration date of the policy or following written notice from Landlord obtain new or additional insurance reasonably satisfactory to Landlord. In addition, at Landlord’s written request Tenant shall grant to the holder of any Mortgage the same rights as Landlord under this Section 15 and Section 16.

(c) Each policy required by any provision of Section 15(a), except clause (iii) thereof, shall provide that it may not be cancelled on any renewal date except after thirty (30) days’ prior notice to Landlord. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding any change in title to or ownership of the Leased Premises and, to the extent available, shall provided that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, and (ii) the occupation or use of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy.

(d) Tenant shall pay as they become due all premiums for the insurance required by Section 15(a), shall renew or replace each policy and upon written request deliver to Landlord evidence of timely payment of the full premium therefor or installment then due and shall promptly deliver to Landlord all original certificates of insurance.

(e) Anything in this Section 15 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 15(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Section 15 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. Upon written request, a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

(f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant’s receipt thereof.

(g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Section 15 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of the Leased Premises.

(h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Section 15 unless (i) Landlord are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Section 15. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the certified copies of such policies.

(i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

(j) All proceeds of any insurance required under Section 15(a) shall be payable as follows:

(i) Proceeds payable under clauses (ii), (iii) and (iv) of Section 15(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Section 15(a) shall be payable to the Person entitled to receive such proceeds.

(ii) Proceeds of insurance required under clause (i) and (vii)—(xi) of Section 15(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) and clause (vii) of Section 15(a) shall be payable to Landlord and applied as set forth in Section 17 or, if applicable, Section 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice in which case the Landlord shall be entitled to keep the Net Award.

(iii) Proceeds of insurance required under clause (v) of Section 15(a) shall be payable to Landlord, and any amounts so received shall be applied against Basic Rent as the same shall become due and owing.

16. Casualty and Condemnation.

(a) If any Casualty to the Leased Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000), Tenant shall give Landlord prompt notice thereof. So long as no Event of Default exists, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Section 15(a) (except public liability insurance claims payable to a Person other than Tenant, or Landlord) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein.

Notwithstanding the foregoing, any final adjustment, settlement or compromise of any such claim that is in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be subject to the prior written approval of Landlord. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, excluding return of unearned premiums, directly to Landlord and Tenant jointly, and Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to endorse any draft therefor.

(b) Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord thereof. Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and, provided that so long as an Event of Default does not exist, Tenant shall be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. Subject to the provisions of this Section 16(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to the Leased Premises, this Lease shall continue, notwithstanding such event, and the Basic Rent payable hereunder shall be appropriately adjusted to reflect any reduction in the net rentable area of the Improvements that is unavailable for Tenant’s use and occupancy if the lost use of such space adversely affects Tenant’s ability to operate its business in a material manner, as a result of such Partial Casualty or Partial Condemnation, but only to the extent Landlord receives the insurance proceeds under Section 15(a)(v) to cover the lost Basic Rent and if any such insurance proceeds relating to lost Basic Rent (or lost profits but only to the extent of Basic Rent due and payable) are paid to Tenant, Tenant shall pay such sums to Landlord, and only for so long as Tenant’s use and occupancy is adversely affected. Except as provided in the preceding sentence, Tenant’s Basic Rent shall not abate or be reduced during Tenant’s restoration of the Improvements. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Section 11(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease), and so long as no Event of Default exists, any Net Award up to and including $500,000 shall be paid by Landlord directly to Tenant for the purpose of paying the cost of such restoration, provided, that Tenant shall pay Landlord the amount of any shortfall to the extent the Net Award is insufficient to cover the cost of the restoration or Tenant shall provide Landlord with adequate security to secure the payment of such shortfall as and when required by Landlord. Any Net Award in excess of $500,000 shall (unless such Casualty and Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord to Tenant for the restoration of the Leased Premises pursuant to and in accordance with and subject to the provisions of Section 18(b) hereof. Landlord and Tenant hereby waive the provisions of California Civil Code Sections 1932 and 1933 and California Code of Civil Procedure Section 1265.130.

17. Termination Events.

(a) If (i) all of the Leased Premises shall be taken by a Taking, (ii) all of the Leased Premises shall be substantially damaged or destroyed by a Casualty, (iii) any portion of the Leased Premises shall be taken by a Taking and the remaining portion of the Leased Premises is unsuitable or uneconomical for the continuation of Tenant’s business therein, or (iv) any portion of the Leased Premises is destroyed or damaged by a Casualty and the estimated time to repair or replace the Leased Premises is in excess of one (1) year, as reasonably estimated by Landlord, or under applicable law the Leased Premises cannot be rebuilt to a condition that is suitable and economical for the operation of Tenant’s business therein (each of the events described in the above clauses (i), (ii), (iii) and (iv) shall hereinafter be referred to as a “Termination Event”), then Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice, or within thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a “Termination Notice”) in the form described in Section 17(b) of the Tenant’s election to terminate this Lease.

(b) A Termination Notice shall contain notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date occurring after the date of such Termination Notice.

18. Restoration.

(a) In the event that the Lease is not terminated as a result of any Condemnation or Casualty as provided in Section 17 above, Landlord shall hold any Net Award in excess of $500,000 in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and (B) if requested by Landlord, Landlord shall be provided with acceptable performance and payment bonds which insure completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord as additional dual obligees;

(ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against the Leased Premises and remain undischarged, subject to Tenant’s rights under Section 14 hereof;

(iii) disbursements shall be made monthly in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested and (D) a satisfactory bring-down of title insurance;

(iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

(vi) the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant;

(vii) such other customary reasonable conditions as Landlord may reasonably impose.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, within ten (10) days following written request by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund or Tenant shall provide Landlord with reasonable adequate security to secure the payment of such excess as and when required. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Section 18(b), such sum shall be retained by Landlord.

19. Assignment and Subletting.

(a) Tenant shall have the right, upon fifteen (15) days prior written notice to Landlord, with no consent of Landlord being required or necessary (“Preapproved Assignment”), to assign this Lease by operation of law or otherwise to any of the following Persons (each a “Preapproved Assignee”): (i) an affiliate, subsidiary, or parent of Equinix, Inc., or a corporation, partnership or other legal entity wholly owned by Equinix, Inc. (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by acquisition or merger, or by a consolidation or reorganization pursuant to which Tenant ceases to exist as a legal entity (each such party a “Successor Party”); provided, however, that the Guaranty from Equinix, Inc. (“Guarantor”) shall remain in full force and effect or such successor to Guarantor having a net worth and financial strength equal to or greater than Guarantor has delivered to Landlord a replacement guaranty in form and substance identical to the Guaranty. As used herein, (A) “parent” shall mean a company which owns a majority of Equinix, Inc.’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Equinix, Inc. or a controlling interest in whose voting equity is owned by Equinix, Inc.; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Equinix, Inc.

(b) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) who would not be a Preapproved Assignee (“Non-Preapproved Assignment”) then Tenant shall, not less than twenty (20) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, and (E) proposed use of the Leased Premises. Landlord shall review such information and shall approve or disapprove the Non-Preapproved Assignee (which approval shall not be unreasonably withheld) no later than the thirtieth (30th) day following receipt of all such information, and Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based solely on their review of the Review Criteria applying prudent business judgment.

(c) Tenant shall have the right to enter into subleases, licenses or similar agreements (collectively a “Sublease”) with its Customers, consistent with the custom and practice of the telecommunications industry, to “co-locate” such Customers’ telecommunications equipment within the Leased Premises or to otherwise occupy a portion of the Leased Premises and to allow such Customers to avail themselves of the services provided by Tenant from the leased premises consistent with the permitted uses of the Leased Premises. Any such Sublease shall be subject and subordinate in all respects to all of the terms of this Lease but shall not require any prior consent or notice to the Landlord; provided, however, that: (A) no Sublease shall in any way discharge or diminish any of the obligations of Tenant to Landlord under this Lease and Tenant shall remain directly and primarily liable under this Lease; (B) each Sublease shall be subject to and subordinate to this Lease and to the rights of Landlord hereunder; (C) each Sublease shall prohibit the subtenant from engaging in any activities on the Leased Premises that are not consistent with those permitted under this Lease; and (D) each Sublease shall have a term which expires on or prior to the Expiration Date (or the expiration of the Renewal Term if Tenant has irrevocably exercised such renewal option).

(d) At the request of Tenant, Landlord shall enter into a non-disturbance and attornment agreement, on a form reasonably acceptable to Landlord, Tenant and such subtenant, with any subtenant whose Sublease complies with the provisions of Section 19(c) above.

(e) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Except for any Preapproved Assignment (in which case Tenant shall be released from its obligations under this Lease), no assignment or sublease made as permitted by this Section 21 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(f) With respect to any Preapproved Assignment or Sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that any proposed Preapproved Assignment or Sublease satisfies the criteria set forth above.

(g) Tenant shall, within ten (10) business days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord.

(h) Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party subject to the rights of Tenant under this Lease and an assumption of the obligations of Landlord hereunder by the purchaser or other transferee (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request in form and substance reasonably acceptable to Tenant, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

20. Events of Default.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Section 20(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i) a failure by Tenant to make any payment of any Monetary Obligation as and when due;

(ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Section 20(a);

(iii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(iv) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(v) the Leased Premises shall have been vacated, provided it shall not be an Event of Default if the Leased Premises is vacant so long as Tenant is diligently pursuing a subtenant or assignee for the Leased Premises;

(vi) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(vii) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made; or

(viii) Tenant shall fail to renew or replenish the Security Deposit in accordance with the requirements of Section 33.

(b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii) (iv), (vi), (vii), or (viii) of Section 20(a); or (B) the default consists of a failure to provide any insurance required by Section 16 or an assignment or sublease entered into in violation of Section 19. If the default consists of the failure to pay Basic Rent, the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. Any other Monetary Obligation, the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow a cure period for, the same default more than one (1) times within any Lease Year. If the default consists of a default under clause (ii) of Section 20(a) (and is reasonably capable of cure), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or the Leased Premises, the cure period shall be extended for the period required to cure the default, provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

21. Remedies and Damages Upon Default.

(a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Section 21, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Section 20(b) and this Section 21.

(i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Section 24. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess the Leased Premises not surrendered pursuant to applicable legal process, by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may exercise the remedies set forth in and collect the damages described in this Section 21.

(ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord may reasonably determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole reasonable discretion. Notwithstanding any such reletting, Landlord may collect the damages described in this Section 21.

(iii) In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 which provides substantially as follows: Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover the Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations. In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant breaches this Lease and whether or not Tenant abandons the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Tenant acknowledges that the limitations on subletting and assignment set forth in Section 19 are reasonable. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(b) If Landlord elects to terminate this Lease upon the occurrence of an Event of Default, Landlord may collect from Tenant damages computed in accordance with the following provisions in addition to Landlord’s other remedies under this Lease:

(i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(ii) the worth at the time of award of the amount by which any unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other reasonable Cost necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Section 21(a)(ii), after deducting from such proceeds all of Landlord’s Costs incurred in connection with such repossessing or which in the ordinary course of things would be likely to result therefrom including, without limitation, brokerage commissions, the cost of repairing and reletting.

Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. For purposes of clauses (i) and (ii) of this Section 21(b), the “worth at the time of award” shall be computed by adding interest at the Default Rate to the past due Rent. For the purposes of clause (iii) of this Section 21(b), the “worth” at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

(c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder at law or in equity.

(d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

(e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Section 21 shall relieve Tenant of any Surviving Obligations.

(f) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder at Tenant’s sole cost and expense and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose during normal business hours upon reasonable prior written notice to Tenant (except in the event of an emergency). Furthermore, upon the occurrence of any Event of Default, Landlord shall have the right (but not the obligation) at Tenant’s sole cost and expense and without abatement of rent, to make any payment owed by Tenant to any party other than Landlord for which Tenant is liable under this Lease. Landlord’s election to make any such payment or perform any such act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Default Rate, from the date of such payment by Landlord until reimbursed by Tenant.

(g) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(h) Landlord may also seek specific performance by Tenant in the case of breach by Tenant of one or more of its covenants contained in this Lease.

(i) All remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

22. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. For the purposes of this Section, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

23. Estoppel Certificate. At any time upon not less than ten (10) business days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, and (d) such other matters as the Requesting Party may reasonably request. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate or their assignees and by any prospective purchaser or mortgagee of the Leased Premises.

24. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in Good Condition and Repair. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and any Alterations constructed by the Tenant and which Tenant is required to remove pursuant to Section 12 above, and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to the Leased Premises caused by such removal shall be paid by Tenant to Landlord within thirty (30) days of written demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Section 24.

25. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

26. Books and Records.

(a) Tenant shall keep adequate records and books of account with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord, subject to the provisions of Section 4(c) above, by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises, or such other location where such books and records are maintained, during normal business hours and examine (and make copies of) the records and books of account. Upon the request of Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

(b) To the extent not available on EDGAR or other public information sources, Tenant shall deliver to Landlord within one hundred twenty (120) days of the close of each fiscal year, annual audited financial statements of Equinix, Inc. prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. In addition, at any time after Tenant has met the initial EBITDA Test under Section 31(b), Tenant shall within forty-five (45) days after the end of each calendar quarter deliver to Landlord a calculation of EBITDA certified by an appropriate financial officer of Guarantor.

27. Non-Recourse as to Landlord.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person.

28. Financing.

(a) If Landlord desires to obtain or refinance any loan that encumbers Landlord’s interest in the Leased Premises, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including a Non-Disturbance Agreement (as hereinafter defined), so long as the same do not adversely affect any right, benefit or privilege of Tenant or increase Tenant’s obligations under this Lease in any material respect. Landlord shall reimburse Tenant for any out-of-pocket costs incurred by Tenant in connection with the review of any such item up to a maximum of fifteen hundred dollars ($1500).

(b) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to each Lender whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Lender within the time period provided herein, until the period for remedying such act or omission provided herein shall have elapsed following the giving of such notice and following the time when such Lender shall have become entitled under any applicable encumbrance to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Lender shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Lender shall commence and thereafter continue with reasonable diligence to pursue its remedies under any applicable encumbrance and to remedy such act or omission.

(c) If Tenant desires to obtain or refinance any loan that encumbers Tenant’s interest in the Leased Premises, Tenant’s Equipment and any other Alterations which shall remain the property of Tenant at the end of the Term, any such loan or encumbrance shall not require the consent of Landlord and shall not be deemed subject to the provisions of Section 19 of this Lease. In the event that Landlord receives written notice identifying any such lender as the holder or beneficiary of any such loan or encumbrance, Landlord shall thereafter endeavor to provide such lender with duplicate copies of any notice of an Event of Default given by Landlord to Tenant hereunder; provided, however, failure to provide lender with such duplicate notice shall not constitute a failure to give notice to Tenant. Furthermore, Lender shall accept from such lender any curative acts on account of such Event of Default and not amend or modify this Lease without the consent of such Lender. Notwithstanding anything to the contrary in the foregoing, Landlord shall not be required to recognize such lender under the Lease unless such lender is the direct tenant under this Lease and has a credit rating by a major national credit agency of BBB or better (or equivalent) or, in the event such lender assumes this Lease through an affiliated designee, such lender provides to Landlord a replacement guaranty in form and substance equivalent to the Guaranty from a replacement guarantor with a net worth and financial strength at least equivalent to that of the Guarantor as of the date hereof. No further assignments of this Lease will be permitted after such lender or its designee assumes this Lease without Landlord’s prior written consent.

29. Subordination, Non-Disturbance and Attornment. This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof. As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any such Mortgage, Landlord shall obtain from each Lender a subordination, non-disturbance and attornment agreement in recordable form that complies with the provisions of Section 29 and is reasonably acceptable to Tenant (any such agreement, an “SNDA”). Any such SNDA shall included the following:

(a) Such Lender shall agree that unless and until an Event of Default hereunder shall have occurred and be continuing or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Lender may take to foreclose any such Mortgage, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 29(b); and

(b) Tenant shall agree that neither Lender nor its successors and assigns shall (A) be liable for any misrepresentation, act or omission of Landlord, and (B) be bound by any amendment or modification of this Lease, not expressly provided for in this Lease, or by any prepayment of more than one month’s fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

(c) If a Lender, any successor or assignee of Lender, or any other purchaser at any foreclosure sale under the Lender’s mortgage (collectively “Successor Landlord”) shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not be: (i) liable for any misrepresentation, act or omission of Landlord (except that Successor Landlord shall be responsible for correcting any continuing defaults and obligations which exist at the time Successor Landlord succeeds to Landlord’s interest under the Lease), or (ii) bound by any amendment or modification of this Lease, not expressly provided for in this Lease, or by any prepayment of more than one month’s fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

30. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the tenant of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

31. Security Deposit; Guaranty.

(a) Concurrently with the execution of this Lease, Tenant shall deliver to Landlord an irrevocable Letter of Credit (the “Letter of Credit”) in the amount (the “Original Amount”) of One Million Five Hundred Seven Thousand Five Hundred and no/100 ($1,507,500.00) (the “Security Deposit”) issued by a bank acceptable to Landlord and in form and substance satisfactory to Landlord. Landlord agrees that Silicon Valley Bank or any other bank with a credit rating of BBB, or equivalent, by any national credit rating agency, shall be an acceptable bank for the issuance of the Letter of Credit. The Letter of Credit shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Security Deposit (“Cash Security Deposit”) in any account for the benefit of Landlord or to declare an Event of Default. The Security Deposit shall not be commingled with other funds of Landlord or other Persons and interest thereon shall be due and payable to Tenant.

(b) In the nineteenth (19th) month following the Commencement Date the Security Deposit will be reduced by one-third of the original amount thereof, subject to: (i) no Event of Default by Tenant during the preceding 18 month period and (ii) the calculation of EBITDA (as defined herein) (the “EBITDA Test”) of Equinix, Inc., is in excess of Forty-Seven Million Dollars ($47,000,000). In the thirty seventh (37th) month following the Commencement Date the Security Deposit will be reduced to one-half of the original amount thereof, subject to: (i) no Event of Default by Tenant during the preceding 18 month period and (ii) the EBITDA Test of Equinix, Inc., is in excess of Forty-Seven Million Dollars ($47,000,000). If Tenant commits a default as provided for herein, including but not limited to a default with respect to the provisions contained herein relating to the condition of the Premises, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Landlord may spend by reason of default by Tenant. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten days after written demand therefor, deposit cash or replenish any draw under the Letter of Credit with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Tenant’s failure to do so shall be an Event of Default as defined herein. Notwithstanding the foregoing, if at any time during the Lease Term: (i) Tenant commits an Event of Default that is not cured beyond the applicable notice and cure periods provided in the Lease; or (ii) Equinix, Inc.’s EBITDA Test is

less than Forty-Seven Million Dollars ($47,000,000) the Security Deposit will be increased promptly to its original amount. Notwithstanding any other provision of this Section 31, at any time, and for so long as, Tenant or Equinix, Inc. has an investment grade credit rating by any of the nationally recognized credit rating agencies, then the requirement for a Security Deposit shall be inapplicable, and any Letter of Credit or other Security Deposit held by the Landlord shall be returned to the Tenant.

(c) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Section 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord. Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Section 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days after notice from Landlord that a draw has been made on the Security Deposit and in accordance with the requirements of this Section 35(b), so that the original amount of the Security Deposit shall be again on deposit with Landlord. At any time that Landlord is holding a Cash Security Deposit, Tenant shall have the right to replace such Cash Security Deposit with a Letter of Credit that complies with the requirements of this Section 31.

(d) At the expiration of the Term and so long as no Event of Default exists the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant.

(e) Concurrently with the execution this Lease Tenant shall deliver Landlord a guaranty from Equinix, Inc. its obligations under the Lease in the form attached as Exhibit “F” hereto.

32. Miscellaneous.

(a) The Landlord and Tenant represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Liberty-Greenfield / California, Inc. (“Broker”), whose commission, if any, shall be paid by Landlord pursuant to a separate agreement with Landlord. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Landlord or Tenant, then the party through whom such person makes his claim shall defend the other party from such claim, and shall indemnify such party and hold such party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by such party in defending against the claim.

(b) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(c) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; and (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”.

(d) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay or condition its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(e) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Premises or otherwise in the conduct of their respective businesses.

(f) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(g) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(h) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(j) All exhibits attached hereto are incorporated herein as if fully set forth.

(k) This Lease shall be governed by and construed and enforced in accordance with the Laws of California.

33. Publicity

Provided that Landlord obtains the prior written consent of Tenant or Guarantor, as applicable, which consent shall not be unreasonably withheld, delayed or conditioned, Landlord (and Landlord’s affiliates) may, subject to the applicable limitations on distribution of Confidential Information set forth in this Section 33, refer to the Lease in tombstone advertisements, offering memoranda and reports to investors, which references, may include, a description of the Lease, use of Tenant’s name, and the logo of Tenant, Guarantor and/or any Affiliated Party or Successor Party, as applicable, but not the address of the Leased Premises or any other specific description of the Leased Premises. Landlord and Tenant each hereby agree that, without the prior written consent of the other, any written information relating to either which is provided to the other in connection with this Lease which is either confidential, proprietary, or otherwise not generally available to the public (but excluding information Landlord has obtained independently from third-party sources without Landlord’s knowledge that the source has violated any fiduciary or other duty not to disclose such information) and which has been expressly designated as such by notice to the applicable party (the “Confidential Information”), will be kept confidential, using the same standard of care in safeguarding the Confidential Information as the applicable party employs in protecting its own proprietary information which that party desires not to disseminate or publish. Notwithstanding the foregoing, Confidential Information may be disseminated by Landlord (a) pursuant to the requirements of applicable Laws or Legal Requirements, (b) pursuant to judicial process, administrative agency process or order of governmental authority, (c) in connection with litigation, arbitration proceedings or administrative proceedings before or by any governmental authority or stock exchange, (d) to Landlord’s attorneys, accountants, advisors and actual or prospective financing sources who will be instructed to comply with this Section 33, and (e) pursuant to the requirements or rules of a stock exchange or stock trading system on which the Securities of Landlord or its affiliates may be listed or traded. In addition, notwithstanding any other provision, any party (and its employee, representative or other agent) may disclose to any and all persons, without limitation of any kind, any information with respect to the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. For purposes of this Section 33, Confidential Information will be not deemed to include the fact that this Lease has been executed, the name of Tenant or Guarantor, the logo of Tenant, Guarantor and/or any Affiliated Party or Successor Party, as applicable.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

iSTAR EL SEGUNDO LLC a Delaware limited liability company

By:	iStar Financial Inc.,
a Maryland corporation
Sole Member

	By:	/s/ TIMOTHY J. O’CONNOR
	Name:	Timothy J. O’Connor
	Title:	Executive Vice President & Chief Operating Officer

TENANT:

EQUINIX OPERATING CO., INC., a Delaware corporation

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Chief Executive Officer

EXHIBIT F

FORM OF GUARANTY

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (“Guaranty”) is made as of December 21, 2005, by EQUINIX, INC., a Delaware corporation (“Guarantor”), to iStar El Segundo LLC, a Delaware limited liability company (“Landlord”), with reference to the following facts:

A. Landlord and Equinix Operating Co., Inc., a Delaware corporation, have entered into and executed that certain Lease Agreement (the “Lease”) of even date herewith with respect to the premises located at 1920 East Maple Avenue, El Segundo, California 90245 and commonly known as “Maple Data Center”.

B. Landlord is not willing to execute the Lease based solely upon the credit of Tenant. Guarantor is willing to execute this Guaranty of Lease in support of Tenant’s commitments made under the Lease for the express and intended purpose of inducing Landlord to enter into the Lease.

NOW, THEREFORE, Guarantor hereby guarantees as follows:

1. Guaranty. Guarantor does hereby absolutely and unconditionally guarantee to Landlord the prompt payment of all amounts that Tenant, or any assignee of the Lease, may at any time owe under the Lease, any extensions, renewals or modifications thereof, and further guarantees to Landlord the full, prompt and faithful performance by Tenant, or any assignee of the Lease, of each and all of the covenants, terms, and conditions of the Lease, or any extensions, modifications or renewals thereof, to be hereafter performed and kept by Tenant, or any assignee of the Lease (all such obligations of Tenant under the Lease are referred to as “Tenant’s Obligations”). This is a Guaranty of payment and performance and not merely of collection. If Tenant or any assignee of the Lease fails to make any payment when due under the Lease or to perform any duties, obligations or covenants contained in the Lease to be performed by Tenant, or any assignee of the Lease, Guarantor will immediately and unconditionally pay to Landlord such amounts and perform such duties, obligations and covenants after receipt of notice and expiration of the applicable periods of grace in the Lease. Guarantor shall pay to Landlord on demand, all expenses (including, without limitation, attorneys’ fees and costs) arising out of or relating to the enforcement or protection of Landlord’s rights hereunder.

2. Independent Obligations. Guarantor’s obligations hereunder are absolute, primary, unconditional and irrevocable obligations which are independent of the obligations of Tenant, or any assignee of the Lease, and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against Tenant or any such assignee or whether or not Tenant or any such assignee be joined in any such action or actions.

3. Rights of Landlord. Guarantor authorizes Landlord, without notice or demand and without affecting its liability hereunder, from time to time to (a) extend, accelerate, or otherwise change the time for any payment provided for in the Lease, or any covenant, term or condition of the Lease, in any respect to impair or suspend the Landlord’s remedies or rights against Tenant in connection with the Lease, and to consent to any assignment, subletting or reassignment of the Lease; (b) take and hold security for any payment provided for in the Lease or for the performance of any covenant, term or condition of the Lease, or exchange, waive or release any such security; (c) apply such security and direct the order or manner of sale thereof as Landlord in its discretion may determine. Landlord may without notice assign this Guaranty, the Lease, or the rents and other sums payable thereunder. Notwithstanding any termination, renewal, extension or holding over of the Lease, this Guaranty shall continue until all of Tenant’s Obligations have been fully and completely performed by Tenant or any assignee of the Lease.

Guarantor shall not be released by any act or event which might, but for this provision of this Guaranty, be deemed a legal or equitable discharge of a surety, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of Landlord or its failure to proceed promptly or otherwise as against Tenant or Guarantor, or by reason of any action taken or omitted or circumstance which may or might vary the risk or affect the rights or remedies of Guarantor as against Tenant, or by reason of any further dealings between Tenant and Landlord, whether relating to the Lease or otherwise, and Guarantor hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements, waivers or any of them; it being the purpose and intent of this Guaranty that the obligations of Guarantor hereunder are absolute and unconditional under any and all circumstances.

Guarantor further agrees that to the extent Tenant or Guarantor makes any payment to Landlord in connection with Tenant’s Obligations and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Landlord or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Guaranty shall continue to be effective or shall be reinstated, as the case may he, and, to the extent of such payment or repayment by Landlord, Tenant’s Obligations or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

4. Waiver of Defenses. Guarantor hereby expressly waives and relinquishes all rights, remedies and defenses accorded by applicable law to guarantors and sureties and agrees not to take advantage of any such rights, remedies or defenses. Without limiting in any way the foregoing, Guarantor hereby expressly waives (a) any right to require Landlord to (i) proceed against Tenant or any other person or entity; (ii) proceed against or exhaust any security held from Tenant or Guarantor; (iii) pursue any other remedy in Landlord’s power which Guarantor cannot itself pursue, and which would lighten its burden; (b) all statutes of limitations as a defense to any action brought against Guarantor by Landlord to the fullest extent permitted by law; (c) any defense based upon any legal disability of Tenant, or any assignee of the Lease, or any discharge or limitation of the liability of Tenant, or any assignee of the Lease, to Landlord, whether consensual or arising by operation of law or any bankruptcy, reorganization, receivership, insolvency, or debtor-relief proceeding, or from any other cause; (d) presentment, demand, protest and notice of any kind; (e) any defense based upon or arising out of any defense which Tenant, or any assignee of the Lease, may have to the payment or performance of any part of Tenant’s Obligations; and (f) any and all of its rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Guarantor by reason of any of the following: Sections 2787 through 2855 of the California Civil Code, inclusive, it being the intent that Landlord have the full benefit of the waivers available under Section

2856 of the California Civil Code. Guarantor waives all demands upon and notices to Tenant, or any assignee of the Lease, and to Guarantor, including demands for performance, notices of non-performance, notices of nonpayment and notice of acceptance of this Guaranty.

5. Assumption of Obligations and Waivers as to Financial Condition. Guarantor’s obligations hereunder shall not be affected by any failure on the part of Landlord to inform Guarantor concerning Tenant’s financial condition or notify Guarantor of any adverse change in Tenant’s financial condition of which Landlord becomes aware. Guarantor assumes the obligation to make such inquiries with respect to such financial condition as Guarantor deems necessary or prudent in the circumstances.

6. Costs and Expenses. If Guarantor fails to perform any of its obligations under this Guaranty or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Guaranty, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Guaranty shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Guaranty and to survive and not be merged into any such judgment.

7. Notices. Notices or other communications given under this Guaranty shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested or by facsimile with a confirmation receipt (and a copy sent by a commercial overnight courier that guarantees next day delivery) or delivered personally or by a nationally recognized overnight courier service: (a) to Guarantor at Guarantor’s address set forth below; or (b) to Landlord at Landlord’s address set forth above. Any such notice or other communication shall be deemed to have been rendered or given two (2) days after the date when it shall have been mailed if sent by certified mail, or upon actual receipt if sent by facsimile, or upon the date personal delivery is made, or upon actual delivery if sent by overnight courier.

8. Delay; Cumulative Remedies. No delay or failure by Landlord to exercise any right or remedy against Tenant or Guarantor will be construed an a waiver of that right or remedy. No waiver or modification of any provision of this Guaranty nor any termination of this Guaranty shall be effective unless stated in writing and signed by the party charged with such waiver or modification, and then only to the extent so stated, and no such waiver shall apply to any circumstance other than the specific instance for which it is given. In no event shall a waiver of any provision of this Guaranty be implied from any course of conduct on the part of Guarantor and/or Landlord and/or any third party. All remedies of Landlord against Tenant and Guarantor are cumulative.

9. Miscellaneous.

(a) This Guaranty shall bind Guarantor, its successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns.

(b) The invalidity or unenforceability of any one or more provisions of this Guaranty will not affect any other provision.

(c) Time is of the essence of each and every provision hereof.

(d) This Guaranty and each and every term and provision thereof shall be construed in accordance with the laws of the State of California. Guarantor consents to the exercise of personal jurisdiction by the courts of the State of California over Guarantor, and agrees that any action to enforce the provisions of this Guaranty may be brought in the Superior Court in and for the City and County of San Francisco.

IN WITNESS WHEREOF, Guarantor has executed this instrument on the day and year first above written.

GUARANTOR:

EQUINIX, INC. a Delaware corporation

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Chief Executive Officer